EXHIBIT 99.1

EQUATOR Beverage Company Reports Third Quarter 2024 Financial Results

Third quarter revenue of $1,061,645, up 57% year over year

Third quarter gross profit of $357,275, up 16% year over year

Third quarter net income of $69,027, up 228% year over year

JERSEY CITY, NJ, November 1, 2024 -- EQUATOR Beverage Company (OTC: MOJO), maker of MOJO Energy and MOJO Coconut Water premium lifestyle functional beverages today reported record third quarter 2024 financial results. The Form 10Q was filed November 1, 2024 with the US Securities and Exchange Commission.

Summary Financials	3Q 2024	3Q 2023	Increase
Revenue	$1,061,645	$675,947	$385,698
Gross Profit	$357,275	$308,685	$48,590
Net Income	$69,027	$(53,911)	$122,938

Glenn Simpson, Chairman & CEO of EQUATOR Beverage Company, said “EQUATOR Beverage had its highest third quarter revenue. Driving revenue was a gain in shelf space and new points of sale. Unit cases sold increased proportionally to the increase in sales revenue.  Our solid $357,275 third quarter gross profit reflects a balanced and disciplined approach to growth while simultaneously building the business despite a significant increase in ocean freight cost.”

FINANCIAL HIGHLIGHTS FOR THE THIRD QUARTER 2024

Revenue for the third quarter increased 57% to $1,061,645 compared to $675,947 for the prior-year, driven primarily by grocery store shelf space increases and online sales.  We saw sustaining consumer demand growth, and overall channel growth.  Same stores growth was also up year over year.  Gross profit for the third quarter of 2024 increased to $357,275 compared to $308,685 for the prior-year quarter. Gross profit as a percentage of revenue was 34% for the three months ended September 30, 2024.  This was very positive despite a 300 percent increase in ocean shipping costs.

This marks the fourth quarter of consecutive revenue growth year over year.

For the nine months ended September 30, 2024, revenue was $2,547,620 compared to $1,780,059 for the same period last year. The trailing 2024 12-month revenue was $3,055,832 compared to $2,131,819 for the same period last year.

October 2024 revenue was 282,097 up 31 percent from the same month last year.

Contact:

Glenn Simpson Chairman & CEO

EQUATOR Beverage Company

917 574 1690

GlennSimpson@EquatorBeverage.Com

Symbol Ticker: MOJO

Website: www.equatorbeverage.com

Forward-Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.

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